EXHIBIT 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Employment Agreement”) is made as of October 11, 2024, between Res-Care, Inc., a Kentucky corporation (the “Company”), and Steven S. Reed (the “Employee”).

RECITALS:

WHEREAS, the Company and Employee previously entered into that certain Employment Agreement effective April 15, 2013, as amended on May 1, 2014 (the “Prior Agreement”);

WHEREAS, the Employee notified the Company of his desire to enter into a new employment agreement which will supersede and replace the Prior Agreement; and

WHEREAS, the Company and the Employee have reached agreement on the terms and conditions of such agreement;

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

1.
Employment and Term. The Company hereby employs the Employee, and the Employee accepts such employment as an at-will employee and, upon the terms and conditions herein set forth for a term commencing on the date hereof (such date, the “Commencement Date”), and ending on March 31, 2025, subject to earlier termination by either party for any reason or no reason (“Term”).

2.
Duties.

a.
Employment as Senior Legal Counsel. During the Term, the Employee shall serve as the Senior Legal Counsel of the Company and its affiliates. During the Term, subject to the supervision and control of the President and Chief Executive Officer of the Company (the “President”), or his designee, the Employee shall have the duties, responsibility, and authority set out on Exhibit A; provided, Employee shall not be obligated to follow any unlawful directions of the Chief Executive Officer. The Employee shall perform such additional duties as may be prescribed from time to time by the President or his designee; including without limitation, serving as an officer or director of the Company and its affiliates, if elected to such positions, without any additional salary or compensation. The Employee may be a “named executive officer” for the purpose of the Company's public filings under the securities laws. As such, Employee acknowledges and accepts responsibility, with other “named executive officers” of the Company and other officers and employees of the Company, to ensure the Company's public filings adequately

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DMS 44357979.8

satisfy all disclosure requirements. In addition, Employee acknowledges that Employee's biography, qualifications and compensation will be disclosed in such public filings.

b.
Time and Effort. The Employee shall devote Employee's best efforts to the business of the Company and its affiliates during the Term; provided, however, that subject to the restrictions in Section 7 hereof as well as any other agreements, plan or policies to which the Employee is bound or subject and Employee’s legal and ethical obligations (including the applicable rules of professional conduct), the parties acknowledge that nothing in this Employment Agreement shall prohibit the Employee from performing work for other entities during the Term; subject to Employee’s prior notification to the President and the President’s approval (which approval shall not be unreasonably withheld and ultimate decision be given within one (1) week of President’s receipt); provided, further, Employee performs all duties and responsibilities in a timely manner consistent with this Employment Agreement. Additionally, the Employee may (i) invest Employee's personal assets in such form or manner as will not require Employee's services in the operation of the affairs of the entities in which such investments are made and (ii) subject to satisfactory performance of the duties described in Section 2(a) hereof, devote such time as may be reasonably required for Employee to continue to maintain Employee's current level of participation in various civic and charitable activities. During the Term, it is anticipated that Employee will perform approximately sixty (60) hours of services per month for the Company and its affiliates, and the Employee may work on a remote basis, except as reasonably necessary to perform services. Employee agrees that such hours shall not include any travel time and shall only include time actually providing substantive services to the Company and its affiliates.

c.
Employee Certification of Eligibility. Not less frequently than annually and upon the termination of the Employee's employment hereunder for any reason other than Employee's death, the Employee shall execute and deliver to the President and/or any other authorized officer designated by the Company a certificate (BrightSpring Health Services Annual Employment Re-Certification Eligibility Form) confirming, to the best of the Employee's knowledge; that the Employee remains eligible for employment with the Company. This same certificate will certify that the Employee has complied with applicable laws, regulations and Company policies regarding the provision of services for clients and billings to its paying agencies, Company policies on training, Drug and Alcohol-Free Program, Prohibition of Harassment, Affirmative Action Equal Employment Opportunity and Violence in the Workplace. This statement shall state that the Employee is not aware of any such violation by other employees, independent contractors, vendors, or other individuals performing services for the Company and its subsidiaries that they did not report as appropriate.

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3.
Compensation and Benefits.

a.
Base Salary. The Company shall pay to the Employee during the period beginning October 1, 2024 and continuing for the remainder of the Term salary (the “Base Salary”), which shall be a gross amount of $20,000.00 per month, less applicable taxes and withholdings. The Base Salary shall be due and payable in substantially equal semi-monthly installments or in such other installments as may be necessary to comport with the Company's normal pay periods for all employees.

b.
Special Retention Arrangements. In consideration for entering into this Agreement which includes, among other additional terms and obligations, restrictive covenants terms and conditions beyond the scope and limitations of those otherwise provided under the terms of the Prior Agreement, Company has agreed to enter into that certain Special Retention Agreement attached hereto as Appendix A and effective on the same date herewith with the Employee (the “Special Retention Agreement”) and to make the payments and provide the benefits set forth therein.

c.
Incentive Bonus. For the avoidance of doubt, except as otherwise set forth in the Special Retention Agreement, the Employee will not be eligible for any bonus.

d.
Equity. For purposes of clarity, the Employee will not be entitled to any new equity grants in connection with his services under this Employment Agreement. Any outstanding equity grants held by Employee as of the date hereof shall be treated as set forth in the applicable equity grant agreement, as amended by the Special Retention Agreement.

e.
Participation in Benefit Plans. During the Term, Employee shall be entitled to participate in all employee welfare and pension benefit plans and programs (including but not limited to retirement and profit sharing plans, health insurance, etc.) provided by the Company under which the Employee is eligible in accordance with the terms of such plans and programs, subject to all applicable and customary waiting and vesting periods or as otherwise set forth in the Special Retention Agreement. Notwithstanding the foregoing, due to the limited nature of the services being provided by the Employee, the Employee agrees that the Employee shall not be entitled to vacation or paid time off.

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f.
Out-of-Pocket Expenses. The Company shall promptly pay the ordinary, necessary and reasonable expenses incurred by the Employee in the performance of the Employee's duties hereunder (or if such expenses are paid directly by the Employee shall promptly reimburse Employee for such payment), consistent with the reimbursement policies adopted by the Company from time to time and subject to the prior written approval by the President. Any reimbursements made under this Section 3(e) will be paid no later than the last day of the Employee's taxable year following the taxable year in which the expense is incurred or, if earlier, within thirty (30) days of the Date of Termination.

g.
Withholding of Taxes; Income Tax Treatment. If, upon the payment of any compensation or benefit to the Employee under this Employment Agreement (including, without limitation, in connection with the grant of any stock options or payment of any bonus or benefit), the Company determines in its discretion that it is required to withhold or provide for the payment in any manner of taxes, including but not limited to, federal income or social security taxes, state income taxes or local income taxes, the Employee agrees that the Company may satisfy such requirement by:

(i)
withholding an amount necessary to satisfy such withholding requirement from the Employee's compensation or benefit; or
(ii)
conditioning the payment or transfer of such compensation or benefit upon the Employee's payment to the Company of an amount sufficient to satisfy such withholding requirement.

The Employee agrees that Employee will treat all of the amounts payable pursuant to this Employment Agreement as compensation for income tax purposes.

4.
Termination. The Employee's employment hereunder may be terminated under this Employment Agreement as follows:
a.
Death. The Employee's employment hereunder shall terminate upon Employee's death.

b.
Disability. The Employee's employment shall terminate hereunder at the earlier of (i) immediately upon the Company's determination (conveyed by a Notice of Termination (as defined in paragraph (g) of this Section 4)) that the Employee is permanently disabled, and (ii) the Employee's absence from Employee's duties hereunder for 180 days. “Permanent disability'' for purposes of this Employment Agreement shall

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mean the onset of a physical or mental disability which prevents the Employee from performing the essential functions of the Employee's duties hereunder, which is expected to continue for 180 days or more, subject to any reasonable accommodation required by state and/or federal disability anti-discrimination laws, including, but not limited to, the Americans With Disabilities Act of 1990, as amended.

c.
Cause. The Company may terminate the Employee's employment hereunder for Cause. For purposes of this Employment Agreement, the Company shall have “Cause” to terminate the Employee's employment because of the Employee's personal dishonesty, intentional misconduct, breach of fiduciary duty involving personal profit, substantial failure to perform Employee's duties hereunder, conviction of, or plea of nolo contendere to, any law, rule or regulation (other than traffic violations or similar offenses) or breach of any provision of this Employment Agreement. Notwithstanding the foregoing, a breach of this Employment Agreement or failure to perform duties shall not constitute Cause unless the Company gives the Employee written notice that such event constitutes Cause, and the Employee thereafter fails to cure such event (to the extent that such event is curable) within ten (10) days after receipt of such notice.

d.
Without Cause. The Company may terminate the Employee's employment under this Employment Agreement at any time without Cause (as defined in paragraph (c) of this Section 4) by delivery of a Notice of Termination specifying a date of termination at least thirty (30) days following delivery of such notice.

e.
Voluntary Termination without Good Reason. By not less than thirty (30) days prior written notice to the President, Employee may voluntarily terminate Employee's employment hereunder without Good Reason (as defined in paragraph (f) of this Section 4).

f.
Voluntary Termination for Good Reason. Employee may voluntarily terminate Employee's employment hereunder for Good Reason. “Good Reason” means: (i) a material adverse alteration in Employee’s authorities, duties, or responsibilities from those set forth in Exhibit A; (ii) a requirement, without the Employee’s consent, to move the Employee’s principal office location more than fifty (50) miles from the location of the Company’s executive offices as of the Commencement Date; (iii) the adjustment of the Base Salary to an amount lower than was in effect immediately prior to such adjustment; or (iv) the breach in any material respect by the Company of any of its obligations or agreements set forth herein. Notwithstanding the foregoing, the Employee must provide the Company thirty (30) days’ prior written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be

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provided to the Company within ninety (90) days following the initial existence of such condition. During such thirty (30)-day notice period, the Company shall have a cure right (if curable), and if not cured within such period, the Employee’s termination will be effective upon the sixtieth (60th) day following the date the Employee provided written notice to the Company, unless otherwise agreed by the Employee and the Company.

g.
Notice of Termination. Any termination of the Employee's employment by the Company during the Term pursuant to paragraphs (b), (c) or (d) of this Section 4 shall be communicated by a Notice of Termination from the Company to the Employee. Any termination of the Employee's employment by the Employee during the Term pursuant to paragraphs (e) or (f) of this Section 4 shall be communicated by a Notice of Termination from Employee to the Company. For purposes of this Employment Agreement, a ''Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Employment Agreement relied upon and in the case of any termination for Cause shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment.

h.
Date of Termination. The “Date of Termination” shall, for purposes of this Employment Agreement, mean: (i) if the Employee's employment is terminated by Employee's death, the date of Employee's death; (ii) if the Employee's employment is terminated on account of disability pursuant to Section 4(b) above, thirty (30) days after Notice of Termination is given (provided that the Employee shall not, during such 30-day period, have returned to the performance of Employee's duties on a full-time basis), (iii) if the Employee's employment is terminated by the Company for Cause pursuant to Section 4(c) above, the date specified in the Notice of Termination, (iv) if the Employee's employment is terminated by the Company without Cause, pursuant to Section 4(d) above, the date specified in the Notice of Termination, and (v) if the Employee's employment is terminated voluntarily with or without Good Reason pursuant to Section 4(e) or 4(f) above, the date specified in the Notice of Termination.

Provided that; for purposes of the timing of payments triggered by the Date of Termination under the Special Retention Agreement, Date of Termination shall not be considered to have occurred until the date the Employee and the Company reasonably anticipate that Employee will not perform any further services for the Company or any other entity considered a single employer with the Company under Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (“Code”) (but substituting fifty percent (50%) for eighty percent (80%) in the application thereof) (the “Employer Group”). For this purpose, service performed as an employee or as an independent contractor is counted, except that service as a member of the board of directors of an Employer Group entity is not counted unless termination benefits under this Employment Agreement are aggregated

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for purposes of Section 409A of the Code with benefits under any other Employer Group plan or agreement in which Employee also participates as a director. Employee will not be treated as having a termination of Employee's employment while Employee is on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six (6) months or, if longer, the period during which Employee has a reemployment right under statute or contract. If a bona fide leave of absence extends. beyond six (6) months, Employee's employment will be considered to terminate on the first day after the end of such six (6) month period, or on the day after Employee's statutory or contractual reemployment right lapses, if later. The Company will determine when Employee's Date of Termination occurs based on all relevant facts and circumstances, in accordance with Treasury Regulation Section l.409A-l(h).

5.
Compensation Upon Termination.

a.
No Compensation on Termination. Upon cessation of Employee’s employment with Company and/or any of its affiliates for any reason or no reason, the Employee agrees that the Employee shall not be entitled to any further payments or obligations under this Employment Agreement or otherwise, except as set forth in the Special Retention Agreement (if any).

b.
Compensation Upon Resignation for Good Reason, Termination without Cause. Notwithstanding the foregoing, if the Reaffirmation Agreement (as defined in the Special Retention Agreement) timely is executed, becomes effective and is not revoked, as provided in the Special Retention Agreement, then upon cessation of Employee’s employment with the Company and its affiliates due to Employee’s resignation for Good Reason or the termination by the Company without Cause, Employee shall be entitled to: (i) continued payment of the Base Salary through the remainder of the Term; (ii) accelerated vesting of any non-qualified stock options or restricted stock units granted to Employee on January 25, 2024 pursuant to the BrightSpring Health Services, Inc. 2024 Equity Incentive Plan that would have otherwise vested during the Term, if Employee’s employment had not been terminated; and (iii) the benefits (if any) due to Employee set forth in the Special Retention Agreement.

6.
Duties Upon Termination. Upon the cessation of Employee's employment hereunder for any reason or no reason, Employee shall promptly (a) comply with Employee's obligation to deliver an executed exit interview document as provided in accordance with Company policy, and (b) return to the Company any property of the Company or its subsidiaries then in, Employee's possession or control, including without limitation, any Confidential Information (as defined in Section 7(d)(iii) hereof) and whether or not constituting Confidential Information, any technical data, performance information and reports, sales or marketing plans,

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documents or other records, and any manuals, drawings, tape recordings, computer programs, discs, and any other physical representations of any other information relating to the Company, its subsidiaries or affiliates or to the Business (as defined in Section 7(d)(iv) hereof) of the Company. Employee hereby acknowledges that any and all of such documents, items, physical representations and information are and shall remain at all times the exclusive property of the Company.

7.
Restrictive Covenants.

a.
Acknowledgments. Employee acknowledges that (i) Employee's services hereunder are of a special, unique and extraordinary character and that Employee's position with the Company places Employee in a position of confidence and trust with the operations of the. Company, its subsidiaries and affiliates (collectively, the “Group Companies”) and allows Employee access to Confidential Information, (ii) the Company has provided Employee with a unique opportunity as Chief Legal Officer & Corporate Secretary of the Company and continuing in the Employee’s current role, (iii) the nature and periods of the restrictions imposed by the covenants contained in this Section 7 are fair, reasonable and necessary to protect and preserve for the Company the benefits of Employee's employment hereunder, (iv) the Group Companies would sustain great and irreparable loss and damage if Employee were to breach any of such covenants, (v) the Group Companies conduct and are aggressively pursuing the conduct of their business actively in and throughout the entire Territory (as defined in paragraph (d)(ii) of this Section 7), and (vi) the Territory is reasonably sized because the current Business of the Group Companies is conducted throughout such geographical area, the Group Companies are aggressively pursuing expansion and new operations throughout such geographic area and the Group Companies require the entire Territory for profitable operations.

b.
Confidentiality and Non-disparagement Covenants. Having acknowledged the foregoing, Employee covenants that (i) commencing on the Commencement Date without limitation as to time, Employee will not directly or indirectly disclose or use or otherwise exploit for Employee's own benefit, or the benefit of any other Person (as defined in paragraph (d)(v) of this Section 7, except as may be necessary in the performance of Employee's duties hereunder, any Confidential Information, and (ii) commencing on the Commencement Date without limitation as to time, Employee will not disparage or comment negatively (except (A) making truthful statements in connection with any legal process or in connection with any litigation, arbitration or mediation or enforcing Employee’s rights under this Agreement, or (B) rebutting any statements made by persons subject to Section 20 of the Special Retention Agreement) about any of the Group Companies, or their respective officers, directors, employees, policies or practices, and Employee will not discourage anyone from doing business with any of the Group

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Companies and will not encourage anyone to withdraw their employment with any of the Group Companies.

c.
Covenants. Having acknowledged the statements in Section 7(a) hereof, Employee covenants and agrees with the Group Companies that Employee will not, directly or indirectly, from the Commencement Date until the Date of Termination, and for a period of twelve (12) months thereafter, directly or indirectly (i) offer employment to, hire, solicit, divert or appropriate to Employee or any other Person, any business or services (similar in nature to the Business) of any Person who was an employee or an agent of any of the Group Companies at any time during the last twelve (12) months of Employee's employment hereunder; or (ii) own, manage, operate, join, control, assist, participate in or be connected with, directly or indirectly, as an officer, director, shareholder, partner, proprietor, employee, agent, consultant, independent contractor or otherwise, any Person which is, at the time, directly or indirectly, engaged in the Business of the Group Companies within the Territory. The Employee further agrees that from the Commencement Date until the Date of Termination, Employee will not undertake any planning for or organization of any business activity that would be competitive with the Business. Notwithstanding the foregoing, Employee agrees that if this Employment Agreement shall be terminated, the covenants in this paragraph (c) shall survive the expiration thereof until twelve (12) months after the last day of employment of Employee by any Group Company. Nothing in this paragraph (c) shall prohibit or restrict Employee's right to practice as an attorney or the provision of legal services to any Person, whether in private practice, for an employer, or otherwise.

d.
Definitions. For purposes of this Employment Agreement:

(i)
For purposes of this Section 7, “termination of Employee's employment” shall include any cessation or termination of Employee's employment hereunder.

(ii)
The “Territory” shall mean the fifty (50) states of the United States.

(iii)
“Confidential Information” shall mean any business information relating to the Group Companies or to the Business (whether or not constituting a trade secret), which has been or is treated by any of the Group Companies as proprietary and confidential and which is not generally known or ascertainable through proper means. Without limiting the generality of the foregoing, so long as

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such information is not generally known or ascertainable by proper means and is treated by the Group Companies as proprietary and confidential, Confidential Information shall include the following information regarding any of the Group Companies:

(1)
any patent, patent application, copyright, trademark, trade name, service mark, service name, “know-how” or trade secrets;

(2)
customer lists and information relating to (i) any client of any of the Group Companies or (ii) any client of the operations of any other Person for which operations any of the Group Companies provides management services; competitive bid information;

(3)
supplier lists, pricing, policies, consulting contracts and

(4)
records, compliance and/or operational methods and Company policies and procedures, including manuals and forms;

(5)
marketing data, plans and strategies;

(6)
business acquisition, development, expansion or capital investment plan or activities;

(7)
software and any other confidential technical programs;

(8)
personnel information, employee payroll and benefits data;

(9)
accounts receivable and accounts payable;

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(10)
other financial information, including financial statements, budgets, projections, earnings and any unpublished financial information; and

(11)
correspondence and communications with outside parties.

(iv)
The “Business” of the Group Companies shall mean (i) the provision of pharmacy services to skilled nursing homes, assisted living facilities, hospitals, group homes (e.g., related to intellectual or developmental disability clients and/or residents), drug treatment and mental health centers and other institutional settings; (ii) the provision of pharmacy services to individuals directly in the home, for self-administration, hospice, infusion in the home, or otherwise, or directly in the physician or clinic setting; (iii) the provision of services in the specialty pharmacy market; (iv) home care, home health, hospice or any kind of clinical or non-clinical periodic services to the elderly; (v) the provision of in-home or in-clinic (e.g., outpatient) rehabilitation and therapy; (vi) the provision of services to individuals with intellectual and/or developmental disabilities, including, but not limited to, autism spectrum disorders, individuals who have been dually diagnosed, services to individuals with brain injuries or neuro rehabilitation therapy needs, and pharmacy-related services or products with respect to individuals who are receiving support or services from any of the Group Companies or other similar providers; (vii) community or home based primary care services, including care management and care coordination services, either including physicians, and/or nurse practitioners, and/or physician assistants and associated extender care providers; (viii) the provision of skilled nursing and/or other periodic services for youth and children; (ix) the provision of services related to any business activity in which the Company or any other Group Company engages during the period of Employee’s employment; and (x) the provision of services related to any planned business activities of the Company or any other Group Company during the period of Employee’s employment.

(v)
The term “Person” shall mean an individual, a partnership, an · association, a corporation, a trust, an unincorporated organization, or any other business entity or enterprise.

e.
Injunctive Relief, Invalidity of any Provision. Employee acknowledges that Employee's breach of any covenant contained in this Section 7 will result in irreparable injury to the Group Companies and that the remedy at law of such parties for such a breach will be inadequate. Accordingly, Employee agrees and consents that each of the Group

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Companies in addition to all other remedies available to them at law and in equity, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by Employee of any covenant contained in this Section 7. If any provision of this Section 7 is invalid in part or in whole, it shall be deemed to have been amended, whether as to time, area covered, or otherwise, as and to the extent required for its validity under applicable law and, as so amended, shall be enforceable. The parties further agree to execute all documents necessary to evidence such amendment.

f.
Advice to Future Employers. If Employee, in the future, seeks or is offered employment by any other Person, Employee shall provide a copy of this Section 7 to the prospective employer prior to accepting employment with that prospective employer.

8.
Entire Agreement; Modification; Waiver. This Employment Agreement, the Special Retention Agreement (if it becomes effective) and the other agreements referenced in Section 18 of the Special Retention Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties including the Prior Agreement. No supplement, modification, or amendment of this Employment Agreement shall be binding unless executed in writing by all parties hereto (other than as provided in the next to last sentence of Section 7(e) hereof). No waiver of any of the provisions of this Employment Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

9.
Successors and Assigns; Assignment. This Employment Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective heirs, executors, legal representatives, successors and assigns; provided, however, that this Employment Agreement . is intended to be personal to the Employee and the rights and obligations of the Employee hereunder may not be assigned or transferred by Employee.

10.
Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Employment Agreement, or any other agreement executed in connection therewith, shall be in writing and shall be deemed to have been given on the date of delivery personally or upon deposit in the United States mail postage prepaid by registered or certified mail, return receipt requested, to the appropriate party or parties at the following addresses.(or at such other address as shall hereafter be designated by any party to the other parties by notice given in accordance with this Section):

To the Company:

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BrightSpring Health Services, Inc.

805 N. Whittington Parkway

Louisville, Kentucky 40222

Attn: Jon B. Rousseau

President and Chief Executive Officer

To the Employee:

Steven S. Reed

At the address last on file with the Company

11.
Execution in Counterparts. This Employment Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

12.
Further Assurances. The parties each hereby agree to execute and deliver all of the agreements, documents and instruments required to be executed and delivered by them in this Employment Agreement and to execute and deliver such additional instruments and documents and to take such additional actions as may reasonably be required from time to time in order to effectuate the transactions contemplated by this Employment Agreement.

13.
Severability of Provisions. The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the other provisions hereof and this Employment Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

14.
Governing Law; Jurisdiction; Venue. This Employment Agreement is executed and delivered in, and shall be governed by, enforced and interpreted in accordance with the laws of, the Commonwealth of Kentucky. The parties hereto agree that the federal or state courts located in Kentucky shall have the exclusive jurisdiction with regard to any litigation relating to this Employment Agreement and that venue shall be proper only in Jefferson County, Kentucky, the location of the principal office of the Company.

15.
Tense; Captions. In construing this Employment Agreement, whenever appropriate, the singular tense shall also be deemed to mean the plural, and vice versa, and the captions contained in this Employment Agreement shall be ignored.

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16.
Survival. The provisions of Sections 5, 6 and 7 hereof shall survive the termination, for any reason, of this Employment Agreement, in accordance with their terms.

17.
Six Month Delay. Notwithstanding anything herein to the contrary, if the Employee is a “specified employee” within the meaning of Treasury Regulation Section l.409A- 1(i) (or any successor thereto) on Employee's Date of Termination, any severance payment under the Special Retention Agreement that is in excess of the amount that qualifies as separation pay under Treasury Regulation Section l.409A-l(b)(9), or that does not qualify as separation pay, shall not begin to be paid until six (6) months after Employee's Date of Termination. The Company shall determine, consistent with any guidance issued under Section 409A of the Code, the portion of severance payments that are required to be delayed, if any.

18.
409A Compliance. The Employee and the Company agree and confirm that this Employment Agreement and the Special Retention Agreement are intended by both parties to provide for compensation that is either exempt from or compliant with Section 409A of the Code. This Employment Agreement and the Special Retention Agreement shall be interpreted, construed, and administered in accordance with this agreed intent, provided that the Company does not promise or warrant any tax treatment of compensation hereunder. To the extent that any provision of this Employment Agreement and the Special Retention Agreement fails to satisfy those requirements, the parties shall cooperate to modify any provision to bring the provisions into compliance with those requirements while preserving as closely as possible the original intent and economic benefit to Executive and the Company of the provision and this Employment Agreement and Special Retention Agreement without violating the provisions of Section 409A of the Code. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Employment Agreement and Special Retention Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” as defined in Section 409A of the Code, and for purposes of any such provision of this Employment Agreement and Special Retention Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean “separation from service”. For purposes of Section 409A of the Code, Executive’s right to receive any installment payments pursuant to this Employment Agreement and Special Retention Agreement shall be treated as a right to receive a series of separate and distinct payments. Employee is responsible for obtaining advice regarding all questions to federal, state, or local income, estate, payroll, or other tax consequences arising from participation herein.

19.
Future Assistance. From and after the Employee’s cessation of employment with Company for any reason or no reason, the Employee also agrees that the Employee will cooperate, assist, and make the Employee reasonably available to Company personnel or Company agents on an as-needed basis in order to respond to, defend, or address any issues or claims deemed important

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to Company or to respond to, defend, or address any complaint or claim filed, or any issue raised, by any person or entity who has sued Company or that does business with Company or is associated with Company in any way. The Employee agrees that the Employee will provide truthful and accurate sworn testimony in the form of deposition, affidavit, and/or court testimony if requested by current Company personnel. Company agrees that such assistance under this Section 19 shall not include the Employee acting as legal counsel. Company will strive to keep the need for future assistance to a minimum, and will reimburse the Employee for reasonable out-of-pocket expenses incurred as a result of Executive’s assistance, unless such remuneration would be inappropriate or otherwise prohibited under existing law.

[The remainder of this page is intentionally blank- signatures begin on next page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the dates set forth below.

RESCARE, INC.

Date: October 11, 2024 By: /s/ Jon B. Rousseau

Jon B. Rousseau

President and Chief Executive Officer

Date: October 11, 2024 By: /s/ Steven S. Reed

Steven S. Reed

Signature Page

Amended and Restated Employment Agreement

Appendix A

Special Retention Agreement

Appendix A

Exhibit A

Duties, Responsibilities and Authority

•
Manage investigations and litigation (both in-house and relationships with outside counsel) on all Tier 1 litigation matters.
•
Manage investigations of governmental inquiries, regulatory actions and whistleblower claims, including alleged violations of the False Claims Act.
•
Assist with any collective bargaining and serve as a liaison with any unions, including the SEIU.
•
Assist and serve as a liaison with internal risk team to manage relationships with insurance carriers, including providing regular engagement with and insight to insurance carriers regarding ongoing litigation and strategy.
•
Assist in all compliance and quality matters, as requested.
•
Establishing and managing an audit and compliance program for the Company and its affiliates.
•
If requested, provide advice and counsel regarding matters of corporate governance and strategic initiatives.

Exhibit A